Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

        This Restricted Stock Unit Agreement is dated as of July 23, 2003, and is between John Y. Kim, who resides at ___________________________ and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania, 19192, a Delaware corporation.

        You and CIGNA Corporation, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:

1.	Definitions. Under this Agreement, these terms shall have the following meanings:

(a)	“Agreement” – this Restricted Stock Unit Agreement.

(b)	“Business” – the assets and operations that as of the Grant Date constitute the CIGNA Retirement & Investment Services Division.

(c)	“Change of Control” – defined in Section 2.1 of the Stock Plan and refers to a change of control of CIGNA Corporation. The term does not include a sale by CIGNA Corporation of the Business, any change in the ownership of a CIGNA Corporation subsidiary, or a sale of less than all or substantially all of CIGNA Corporation’s assets.

(d)	“CIGNA” – CIGNA Corporation and/or any CIGNA Corporation subsidiary.

(e)	“Closing” – the effective date of a sale by CIGNA of the Business to an entity unaffiliated with CIGNA Corporation.

(f)	“Committee” – the People Resources Committee of CIGNA Corporation’s Board of Directors or any successor committee with responsibility for compensation.

(g)	“Disability” – permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

(h)	“Grant Date” – July 23, 2003.

(i)	“Stock Plan” – the CIGNA Corporation Stock Plan, or a successor plan.

(j)	“Suitable Employment” – a position that:

(1)	in the opinion of CIGNA Corporation management, is a reasonable match with your qualifications, skills and experience;

(2)	offers a base salary and bonus opportunity that is no less than your current base salary and bonus opportunity; and

(3)	is located in Hartford, Connecticut, or within what CIGNA Corporation management, at its sole discretion, considers to be a reasonable commuting distance from your current permanent residence (any distance that is no longer than your current commute will be deemed to be reasonable).

(k)	“Termination of Employment” –

(1)	On or before the date of a Closing: the end of your employment relationship with CIGNA or the occurrence of a transaction by which any CIGNA Corporation subsidiary that employs you ceases to be a CIGNA Corporation subsidiary. The end of your employment relationship with CIGNA upon the Closing, however, shall not be a Termination of Employment under this Agreement if immediately after the Closing you are employed by the Business (or the purchaser of the Business).

(2)	After a Closing: the end of your employment relationship with the Business (or the purchaser of the Business).

(l)	“Termination upon a Change of Control” – a Termination of Employment upon or within two years after a Change of Control initiated by:

(1)	CIGNA or a successor corporation (other than a Termination of Employment initiated by CIGNA on account of your conviction for a felony involving fraud or dishonesty directed against CIGNA); or

(2)	you and is pursuant to your written certification that the Change of Control has rendered you unable to perform the duties and responsibilities of the position you held immediately prior to the Change of Control because of adverse changes in your authority, compensation, office location, duties, responsibilities, or title.

(m)	“Units” – the restricted stock units described in paragraph 2.

(n)	“Vesting Date” – the date your right to Units vests under paragraph 3.

2.	Restricted Stock Units.

(a)	CIGNA Corporation grants you 15,000 Units, effective as of the Grant Date.

(b)	Each Unit represents your right to receive, under the terms and conditions described in this Agreement, payment of:

(1)	One share of CIGNA Corporation common stock; and

(2)	Dividend equivalents (described in paragraph 5) on one share of CIGNA Corporation common stock from the Grant Date until the Vesting Date.

(c)	Your right to Unit payments is subject to the conditions described in this Agreement, including the forfeiture provisions described in paragraph 3.

3.	Unit Vesting.

(a)	Except as provided in paragraph 3(e), you shall forfeit the Units, and shall have no right to receive any Unit payments, if your Termination of Employment occurs before the Vesting Date.

(b)	Except as provided in paragraph 3(c), the Vesting Date for all Units shall be July 1, 2006.

(c)	If a Closing occurs before July 1, 2006, the Vesting Date for all the Units shall be the earlier of:

(1)	Three months after the date of the Closing, if (except as provided in paragraph 3(d)) you remain continuously employed by the Business (or the purchaser of the Business) for the entire three-month post-Closing period; or

(2)	The date of the Closing, if (A) immediately after the Closing you are not an employee of the Business (or the purchaser of the Business) because the purchaser fails to offer you Suitable Employment upon the Closing and (B) CIGNA fails to offer you Suitable Employment effective upon the Closing.

(d)	If you are employed by the Business (or the purchaser of the Business) immediately after a Closing but do not remain employed for the entire three-month post-Closing period as described in paragraph 3(c)(1), the Units shall nevertheless become vested three months after the Closing if your Termination of Employment is initiated by the Business (or the purchaser of the Business) other than on account of your misconduct.

(e)	The forfeiture described in paragraph 3(a) shall not apply and the Units shall immediately become vested upon your Termination of Employment if:

(1)	Your Termination of Employment occurs before the Vesting Date and is due to your death or Disability; or

(2)	Your Termination of Employment occurs before both the Vesting Date and a Closing Dateand is a Termination upon a Change of Control.

4.        Shares. If the Units vest under paragraph 3, CIGNA Corporation will issue the shares of CIGNA Corporation stock described in paragraph 2(b)(1) effective as of the Vesting Date. The shares will be issued under Article 9 of the Stock Plan as a grant in lieu of an award under a Qualifying Incentive Plan (as that term is defined in the Stock Plan). This Agreement is deemed to be a Qualifying Incentive Plan. Issuance of the shares shall be subject to the vesting and other provisions of this Agreement and the Stock Plan.

5.	Dividend Equivalents.

(a)	From the Grant Date until the Vesting Date, on or about each date that CIGNA Corporation makes dividend payments with respect to shares of common stock, CIGNA shall pay you an amount equal to the per share dividend for each Unit granted to you under paragraph 2 that has not yet become vested.

(b)	Your right to further payment of any dividend equivalents under paragraph 5(a) shall end immediately if you forfeit the Units.

6.        Death. If you die before all Units payments have been made to you under this Agreement, any remaining Unit payments will be made within 90 days of your death to your surviving spouse or, if you have no surviving spouse, to your estate.

7.	Share Adjustments.

(a)	The Committee shall make a proportionate adjustment in the number of shares described in paragraphs 2(b)(1) and (2) in the event of a stock dividend, stock split, or other subdivision or combination of CIGNA Corporation Common Stock.

(b)	The Committee shall make an appropriate adjustment in the number and/or kind of shares described in paragraphs 2(b)(1) and (2) if the outstanding shares of CIGNA Corporation common stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an Event), so that your proportionate interest shall be maintained as before the Event. However, in case of any contemplated Event that may constitute a Change of

Control, the Committee, with the approval of a majority of the members of CIGNA Corporation’s Board of Directors who are not then CIGNA employees, may modify any and all outstanding Units and Unit payment rights, so as to accelerate, as a consequence of or in connection with the Event, the vesting of your Units and/or your rights to any Unit payment.

8.        Confidentiality. You agree to keep confidential (a) the existence and terms of this Agreement and (b) all other confidential business information about CIGNA or the Business, unless and until such time as (x) any such information becomes generally available and known to the public (other than as a result of a disclosure by you in violation of this Agreement or by any other person in violation of any obligation of confidentiality) or (y) may be required by applicable law or regulation.

9.       Effect of Agreement. This Agreement is not a contract of employment for any specified term, and nothing in it is intended to change, and it shall not be construed as changing, the nature of your employment from an at-will relationship. This Agreement is limited to the terms and conditions that it includes and does not otherwise address your compensation or benefits, your duties and responsibilities, or any of CIGNA’s rights as employer. This Agreement contains the entire agreement between you and CIGNA Corporation with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters.

10.       Applicable Law. The Agreement is made and entered into in the State of Connecticut, and at all times and for all purposes shall be interpreted, enforced and governed under its laws without regard to principles of conflict of laws.

11.       Arbitration of Disputes. It is agreed that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

12.        Successors. CIGNA Corporation’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, CIGNA Corporation’s successors and assigns. Your rights under this Agreement, including the right to receive CIGNA Corporation common stock or any other payment, shall not be assignable or transferable by you except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

13.        Funding of Payments. CIGNA Corporation’s obligations under this Agreement to issue shares and make cash payments are unfunded and unsecured promises, and shall be considered as such for tax purposes and for purposes of the Employee Retirement Income and Security Act of 1974. Cash shall be paid when due out of CIGNA Corporation’s general assets.

14.        Withholding. Unit payments shall be subject to applicable tax withholding, and CIGNA Corporation reserves the right to withhold enough shares to cover all or part of any applicable tax withholding.

15.        Changes to Agreement. Any amendment to this Agreement must be in writing and signed by both you and CIGNA Corporation.

        IN WITNESS WHEREOF, the persons named below have signed this Agreement on the dates shown below.

7/24/03 Date	/s/ Donald M. Levinson By: Donald M. Levinson On behalf of CIGNA Corporation

7/29/03	/s/ John Y. Kim